EXHIBIT 10.3

DEP Nevada inc.

2625 N. Green Valley Parkway

Suite 150

Henderson, NV 89014

June 6, 2025

VIA EMAIL

Fox Farms LLC

Attn: Ivan Alexander Fox

ivanfox2019@gmail.com

Re:	Nevada Medical Group, LLC – Takeover Date, Closing Date, Note Modifications

Dear Ivan:

This letter agreement (“Letter”) dated June 6, 2025 (the “Letter Date”) is made and entered into in connection with that certain membership interest purchase agreement, as amended, and all exhibits and schedules thereto (the “MIPA”), between DEP Nevada Inc., a Nevada corporation (“DEP”), Fox Farms LLC, a Nevada limited liability company (“Fox”), and Nevada Medical Group, LLC, a Nevada limited liability company (the “Company”).

The parties also entered into that certain letter agreement dated January 3, 2025 (the “Execution Letter”), which among other items, set forth the parties’ obligations with respect to the ongoing Tax Audit (as defined and further explained in Paragraph 6 therein).

Finally, all closing items of the MIPA have been satisfied (or waived) except for the delivery of certain promissory (attached as Exhibit B to the MIPA) (being the “Note”).

The intent of this Letter is to memorialize our agreement to change the payment dates and maturity date of the Note, to memorialize the administrative takeover date, and the Closing Date of the MIPA. Any capitalized terms used but not defined in this Letter, shall have the meaning given to them in the Note.

1. Administrative Takeover Date. The Parties acknowledge that effective as of 12:01 a.m. PST on June 1, 2025 (being the “Administrative Takeover Date”), Fox took over full management, administrative, and economic control of the Company (including assuming all obligations and liabilities).

2. Closing Date. The Parties acknowledge that the Closing Date (as defined in the MIPA) of this transaction shall be June 6, 2025.

3. Note Effective Date. The Parties agree and acknowledge that the Note (including the guaranty) shall be fully executed and delivered on the Closing Date. Provided however, the Note (and guaranty) shall not be considered effective and in force and effect until the date that the Tax Audit (as defined in the Execution Letter) has been fully resolved and determined between the Tax Agency and DEP (and/or the Company) (such date being the “Determination Date”). For sake of clarity, the Tax Audit is being controlled by DEP, and as such, DEP shall have the right in its sole discretion to accept the results of the Tax Audit or further appeal or litigate the results; the Determination Date shall be the date DEP accepts the determination of the Tax Audit by the Tax Agency (as those terms are defined in the Execution Letter).

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4. Payment Modifications. By this Letter, the Parties hereby amend and modify the payment obligations of the Note, such that the first Payment due under the Note shall be on the first (1st) day of the calendar month immediately following the Determination Date (being the “First Payment Date”) and the Maturity Date shall be amended to mean the one (1) year anniversary of the First Payment Date. For sake of clarity, Interest shall only start accruing on the Determination Date.

5. Conflict. If any term or provision of this Letter conflicts with any provisions or terms found in the Note, or to the extent that this Letter conflicts with any prior written or oral agreement or understanding between the parties concerning the items set forth in this Letter, the terms of this Letter shall control.

6. Amendment. This Letter may only be modified by a written document signed by all parties. Any oral representations or modifications concerning the subject matter set forth in this letter agreement shall be of no force and effect.

7. Miscellaneous. Article IX of the MIPA is expressly incorporated by reference hereunder and shall apply, in all respects, to the terms of this Letter.

8. Further Assurances. The parties hereby agree to execute and deliver such additional documents as may be reasonably requested in order to implement the purpose and intent of this Letter.

9. Authority. Each person signing this Letter represents and warrants that he has the proper authority and power to bind the party on whose behalf he signs to this letter agreement.

10. Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

Letter Agreement	DEP Nevada Inc. -w- Fox Farms LLC

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Please return the countersigned Letter at your earliest convenience to: triphoffman@bodyandmind.com. If you have any questions or concerns, please do not hesitate to reach out to me.

Sincerely,

DEP Nevada, Inc.,

a Nevada corporation

By:	/s/ Stephen ‘Trip’ Hoffman
Stephen ‘Trip’ Hoffman
President

ACKNOWLEDGED AND AGREED TO:

Fox Farms LLC

a Nevada limited liability company

By:	/s/ Ivan A. Fox
Ivan Alexander Fox
Managing Member

Date: 6/6/2025

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